UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 31, 2011

AT&T INC.

(Exact Name of Registrant as Specified in Its Charter

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last

Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 31, 2011, AT&T Inc. (“AT&T”) entered into a term credit agreement (the “Agreement”), with certain investment and commercial banks, pursuant to which, and subject to the conditions set forth in the Agreement, the lenders committed to provide unsecured bridge financing of up to $20 billion in connection with the acquisition of T-Mobile USA, Inc. (the “Acquisition”). In the event advances are made under the agreement, those advances would be used solely to finance a portion of the cash consideration to be paid in the Acquisition and to pay related fees and expenses. The Acquisition is the subject of the Stock Purchase Agreement, dated as of March 20, 2011, by and between AT&T and Deutsche Telekom AG (as it may be amended, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”).

The description of the Agreement contained in these items 1.01 and 2.03 does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10-a to this Current Report on Form 8-K and is incorporated herein by reference.

The obligations of the lenders under the Agreement to provide advances will terminate on September 20, 2012, unless prior to that date: (i) AT&T reduces to $0 the commitments of the lenders under the Agreement, (ii) the Stock Purchase Agreement is terminated prior to the date the advances are made, or (iii) certain events of default occur.

Advances would bear interest, at AT&T’s option, either:

•

at a variable annual rate equal to the highest of: (1)(a) the prime rate of JPMorgan Chase Bank, N.A., the administrative agent under the Agreement, (b)  1/2% per annum above the Federal funds rate, and (c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month plus 1.00%, plus (2) a rate equal to (x) 0.75% if AT&T’s unsecured long-term debt is rated at least A by Standard and Poor’s Ratings Service (“S&P”) or Fitch, Inc. (“Fitch”) or A2 by Moody’s Investors Service (“Moody’s”) or 0.875% if AT&T’s unsecured long-term debt ratings are A- and A3 (or below) (the “Applicable Margin”) minus (y) 1.00%, provided such total exceeds zero; or

•

at a rate equal to: (i) the London interbank offered rate (“Libor”) (adjusted upwards to reflect any bank reserve costs) for a period of one, two, three or six months, as applicable, plus (ii) the “Applicable Margin”;

provided that the Applicable Margin set forth above is scheduled to increase by an additional 0.25% on the 90th day after the date the advances are made and another 0.25% every 90 days thereafter.

If AT&T’s unsecured long-term debt is rated at least A by S&P or Fitch or A2 by Moody’s, AT&T will pay a facility fee (“Facility Fee”) equal to 0.08% of the commitment amount per annum for the first year, and 0.10% per annum thereafter until the termination of the commitments. If AT&T’s unsecured long-term debt ratings are A- and A3 (or below), AT&T will pay a facility fee equal to 0.10% of the commitment amount per annum for the first year, and 0.125% per annum thereafter until the termination of the commitments. The Company is scheduled to pay a duration fee of 0.50%, 0.75% and 1.00% on the amount of advances outstanding as of the 90th, 180th and 270th day after advances are made, respectively, if the then outstanding amount of aggregate advances on such date is greater than $10 billion, and 0.00%, 0.50% and 0.75% on the amount of advances outstanding as of the 90th, 180th and 270th day after advances are made, respectively, if the then outstanding amount of aggregate advances on such date is equal to or less than $10 billion.

In the event that AT&T’s unsecured long-term debt ratings are split by S&P, Moody’s and Fitch, then the Applicable Margin or the Facility Fee, as the case may be, will be determined by the highest of the three ratings, except that in the event the lowest of such ratings is more than one level below the highest of such ratings, then the Applicable Margin or the Facility Fee, as the case may be, will be determined based on the level that is one level above the lowest of such ratings.

As of the date of this filing, AT&T’s unsecured long-term debt is rated A- by S&P, A2 by Moody’s and A by Fitch. On March 21, 2011, Moody’s announced that it had placed its rating of AT&T’s debt under review for a possible downgrade, and Fitch announced that it had placed its rating of AT&T’s debt on rating watch negative. S&P, Moody’s and Fitch may change their ratings at any time and AT&T disclaims any obligation to provide notice of any changes to these ratings.

The Agreement contains provisions requiring the reduction of the commitments of the lenders and the prepayment of outstanding advances by the amount of net cash proceeds resulting from the incurrence of certain indebtedness by AT&T or its subsidiaries, the public issuance of any capital stock by AT&T or its subsidiaries and non-ordinary course sales or dispositions of assets by AT&T or its subsidiaries, in each case subject to exceptions set forth in the Agreement.

Advances under the Agreement are conditioned on the following:

•	the absence of a material adverse change,

•	the absence of breaches of certain representations and warranties and defaults under the Agreement,

•	certain documentation requirements,

•	the Acquisition occurring pursuant to the Stock Purchase Agreement substantially concurrently with the making of advances,

•	payment of fees and expenses due under the Agreement, and

•	repayment by T-Mobile USA, Inc. and its subsidiaries of their material debt.

Repayment of all advances must be made no later than the first anniversary of the date on which advances are made.

The Agreement contains certain representations and warranties and covenants, including a negative pledge covenant and a debt-to-EBITDA financial ratio covenant that AT&T will maintain, as of the last day of each fiscal quarter, a ratio of not more than 3.0 to 1 of:

(A)        all items that would be treated under accounting principles generally accepted in the United States (GAAP) as indebtedness on AT&T’s consolidated balance sheet, to

(B)        the net income of AT&T and its consolidated subsidiaries, determined on a consolidated basis for such period in accordance with GAAP, adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date hereof, (d) interest expense, (e) income tax expense or benefits, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses and (i) other non-operating income or expense. In the event the Borrower acquires or disposes of a material business (as defined in the Agreement) and pro forma financial statements are provided, then net income would be as shown on those statements, subject to the adjustments described above.

Defaults under the Agreement, which would permit the lenders to accelerate required payment and which would increase the Applicable Margin by 2% per annum, include the following:

•	Non-payment of principal or interest, fees and other amounts under the Agreement beyond any applicable grace period,

•

Failure by AT&T or any subsidiary to pay when due other debt of $400 million or more that results in acceleration of that debt (commonly referred to as “cross-acceleration”) or commencement by a creditor of enforcement proceedings within a specified period after a money judgment of $400 million or more has become final,

•

Acquisition by any person of beneficial ownership of more than 50% of AT&T common shares or a change of more than a majority of AT&T’s directors in any 24-month period other than as elected by the remaining directors (commonly referred to as a “change in control”),

•	Material breaches of representations or warranties in the Agreement,

•	Failure to comply with certain covenants, including the negative pledge and the debt-to-EBITDA ratio covenants described above,

•	Failure to comply with other covenants under the Agreement for a specified period after notice,

•	Failure by AT&T or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974 (ERISA), and

•	Specified events of bankruptcy or insolvency.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

  10-a Credit Agreement dated as of March 31, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2011

AT&T INC.

By:	/s/ John J. Stephens
	Name:	John J. Stephens
	Title:	Senior Vice President and Controller